Exhibit 4.1

NUMBER OF UNITS U-

SEE REVERSE FOR CERTAIN DEFINITIONS	CUSIP [ ]

TIDEWISE ACQUISITION CORPORATION

UNITS CONSISTING OF ONE SHARE OF A CLASS A ORDINARY SHARE AND ONE RIGHT TO

RECEIVE ONE-FIFTH OF ONE ORDINARY SHARE AND ONE RIGHT TO RECEIVE ONE-FIFTH OF

ONE ORDINARY SHARE.

THIS CERTIFIES THAT                    is the owner of                 Units.

Each Unit (“Unit”) consists of one (1) ordinary share, par value $0.0001 per share (“Ordinary Share”), of Tidewise Acquisition Corporation, a Cayman Islands exempted company, limited by shares (the “Company”), and one right to receive one-fifth (1/5) of Ordinary Share (a “Share Right”) upon the Company’s consummation of our initial business combination (the “Business Combination”).

Each Share Right entitles the holder to receive one-fifth (1/5) of one Ordinary Share upon the Company’s consummation of an initial Business Combination. The Ordinary Share and Share Right comprising each Unit represented by this certificate are not transferable separately prior to                     , 2026, unless _____________ elect to allow earlier separate trading, subject to the Company’s filing of a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the Company’s initial public offering and issuing a press release announcing when separate trading will begin. The terms of the Share Rights are governed by a Share Rights Agreement, dated as of                    , 2026, between the Company and Odyssey Transfer and Trust, as Share Right Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Share Rights Agreement are on file at the office of the Share Right Agent at 860 Blue Gentian Rd., Suite 320, Eagan, MN 55121, and are available to any Share Right holder on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar of the Company.

This certificate shall be governed by and construed in accordance with the law of the State of New York.

Witness the facsimile signature of its duly authorized officers.

Chief Executive Officer	Chief Financial Officer

TIDEWISE ACQUISITION CORPORATION

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT	—		Custodian
					(Cust)		(Minor)

TEN ENT	—	as tenants by the entireties			under Uniform Gifts to Minors Act
(State)

JT TEN	—	as joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

For value received, ___________________________________________hereby sells, assigns and transfers unto

(PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER(S) OF ASSIGNEE(S))

(PLEASE PRINT OR TYPEWRITE NAME(S) AND ADDRESS(ES), INCLUDING ZIP CODE, OF ASSIGNEE(S))

____________________Units represented by the within Certificate, and does hereby irrevocably constitute and appoint___________________________________________ Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated:
Shareholder

NOTICE: THE SIGNATURE(S) TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature(s) Guaranteed:

By

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 OR ANY SUCCESSOR RULE).

In each case, as more fully described in the Company’s final prospectus dated              , 2026, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering only in the event that (i) the Company redeems the Class A ordinary shares sold in its initial public offering and liquidates because it does not consummate an initial business combination within the period of time set forth in the Company’s amended and restated memorandum and articles of association, as the same may be amended from time to time, (ii) the Company redeems the Class A ordinary shares sold in its initial public offering in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) that would affect the substance or timing of the Company’s obligation to provide for the redemption of Class A ordinary shares in connection with an initial business combination or to redeem 100% of the Class A ordinary shares if it does not consummate an initial business combination within the time period set forth therein or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, or (iii) if the holder(s) seek(s) to redeem for cash his, her or its respective Class A ordinary shares in connection with (x) a general meeting called to approve the initial business combination, or (y) a tender offer (or proxy solicitation, solely in the event the Company seeks shareholder approval of the proposed initial business combination) setting forth the details of a proposed initial business combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.